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                  		 SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                    			_________________________

                      			     FORM 8-K
                     			  CURRENT REPORT

	                	PURSUANT TO SECTION 13 OR 15(d) OF THE
                  	   SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported):  June 29, 2000
               			   _________________________

            	       BANGOR HYDRO-ELECTRIC COMPANY
           		       -----------------------------
      	  (Exact Name of Registrant as Specified in its Charter)


	   MAINE                      0-505                       01-0024370
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 (State of Incorporation)     (Commission File Number)    (IRS Employer
                                              							  Identification No.)


 33 STATE STREET, BANGOR, MAINE                                   04401
  (Address of Principal Executive Offices)                     (Zip Code)

Registrant's telephone number, including area code:  207-945-5621


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ITEM 5.  OTHER EVENTS.

	On June 29, 2000, Bangor Hydro-Electric Company, a Maine corporation (the "Company") and NS Power Holdings Incorporated, a Nova Scotia company ("NS Power"), entered into an Agreement and Plan of Merger dated as of June 29, 2000 (the "Merger Agreement"), providing for a merger transaction between the Company and a wholly-owned indirect subsidiary of NS Power. The Merger Agreement and a related press release issued by the Company are filed as Exhibits 2.1 and 99.1, respectively, and are incorporated herein by reference. The description of the Merger Agreement set forth herein is qualified in its entirety by the provisions of the Merger Agreement.

	Pursuant to the Merger Agreement, Merger Sub, a to-be-formed United States subsidiary of NS Power, will merge with and into the Company (the "Merger"). The Company will be the surviving entity (the "Surviving Corporation"). The Merger, which was unanimously approved by the Board of Directors of the Company, is expected to occur shortly after all of the conditions to the consummation of the Merger, including the receipt of certain regulatory approvals, are met or waived. The Company expects that the Merger can be consummated within 9 to 12 months. A meeting of the Company's shareholders to vote upon the Merger will be convened as soon as practicable.

	Under the terms of the Merger Agreement, (i) each outstanding share of common stock of Merger Sub will be converted into one share of common stock of the Surviving Corporation, (ii) each outstanding share of preferred stock of the Company (the "Company Preferred Stock") will remain outstanding as one share of preferred stock of the Surviving Corporation, and (iii) each outstanding share of common stock of the Company (the "Company Common
Stock") other than Dissenting Shares (as defined in the Merger Agreement) or shares owned by the Company as treasury shares, or by NS Power, if any, will be converted into the right to receive U.S. $26.50 in cash (the "Per Share Amount"), as such amount may be adjusted in accordance with the Merger Agreement (the "Merger Consideration"). Holders of the Company's warrants outstanding at the effective time of the Merger will thereafter be entitled to receive, upon exercise of each warrant, the Merger Consideration less the exercise price. If the closing of the Merger does not occur on or prior to June 29, 2001, and all conditions to closing have been satisfied or are capable of being satisfied except for the receipt by NS Power of (A) the necessary authorizations from the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), and/or (B) any other necessary governmental approvals to be obtained by NS Power, then the Per Share Amount shall be increased by an amount equal to U.S. $0.003 for each day after such date up to and including the day which is one day prior to the closing of the Merger.

      The Merger is subject to certain customary closing conditions, including approval by a majority of the votes entitled to be cast by all holders of Company Common Stock and Company Preferred Stock, voting together as a class, and the receipt of all necessary governmental authorizations. These include appropriate authorizations from the Maine Public Utilities Commission, the Commission under the 1935 Act and the Federal Energy Regulatory Commission, and the filing of the requisite notification with the Federal Trade
Commission and the Department of Justice under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable waiting period thereunder.

	The Merger Agreement contains certain covenants of the parties pending the consummation of the Merger. Subject to certain qualifications, the Company and its subsidiaries must carry on their respective businesses in the ordinary course consistent with good utility practice or other practice, as applicable, in substantially the same manner as before; preserve intact their business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having significant dealings with them; keep available the services of their present officers and employees as a group; maintain their material properties and assets in as good repair and condition as at present; and comply in all material respects with all applicable laws, orders and regulations.

	The Merger Agreement contains restrictions on the declaration of dividends by the Company and its subsidiaries, although the Company's subsidiaries are permitted to declare and pay dividends to the Company, and the Company is permitted to declare and pay (i) its regular dividends on Company Preferred Stock, and (ii) its current regular quarterly dividends on Company Common Stock. In addition, beginning on the first regular quarterly dividend payment date in 2001, the Company may increase the rate of its regular quarterly dividends up to $0.25 per quarter. If the Merger does not become effective between a record date and payment date of a regular quarterly dividend, the Company may declare and pay a special dividend on Company Common Stock, at the then current quarterly rate, for the period between such payment date and a special record date prior to the date the Merger becomes effective.

	The Merger Agreement also contains restrictions on, among other things, repurchasing or acquiring capital stock, issuing equity securities, amending the articles of organization or by-laws of the Company and its subsidiaries, acquisitions, capital expenditures, dispositions, incurrence or guarantees of indebtedness, modification of employee compensation and benefits, changes in accounting methods, and modifying, amending, terminating or renewing material contracts and waiving, releasing or assigning material rights and claims of the Company and its subsidiaries against third parties.

	The Merger Agreement prevents the Company and its subsidiaries and representatives from knowingly encouraging, initiating or soliciting, directly or indirectly, any inquiry, proposal or offer, or engaging in discussions or negotiations with, or providing non-public information to, any third party relating to a business combination proposal, and requires the Company to terminate immediately any existing solicitation, initiation, encouragement, activity, discussions or negotiations and notify NS Power of any inquiry, offer or proposal received by the Company relating to a business combination proposal. The Company may, however, prior to the Company shareholders' approval of the Merger, engage in discussions or negotiations with, and provide information to, a third party who, without solicitation on the part of the Company or its subsidiaries or representatives, seeks to initiate discussions or negotiations, but only to the extent that (i) the third party has made an Alternative Proposal (as defined in the Merger Agreement) that, in the good faith judgment of the Board of Directors of the Company, is likely to be more favorable to the Company's shareholders than the Merger, and has demonstrated that it will have adequate sources of financing to consummate such Alternative Proposal, and (ii) the Board of Directors of the Company concludes in good faith, based upon such matters it deems relevant and the advice of outside counsel, that such actions are necessary for the Board of Directors to act in a manner consistent with its fiduciary duties to shareholders under applicable law. Prior to furnishing any information to, or entering into any discussions or negotiations with, such third party, the Company must promptly notify NS Power in writing of such intention to furnish information or enter into discussions or negotiations (identifying the third party and the material terms of its proposal) and enter into a confidentiality agreement with such third party. The Company may also, prior to the Company shareholders' approval of the Merger, terminate the Merger Agreement in order to accept an Alternative Proposal (in which case, the termination fee described below would be payable). However, before so terminating, the Company and its financial and legal advisors must negotiate with NS Power to adjust the terms and conditions of the Merger Agreement so as to enable the Company to proceed with the Merger, and the Board of Directors of the Company must determine based on the advice of outside counsel with respect to its fiduciary duties that notwithstanding a binding commitment to consummate the Merger Agreement and notwithstanding all concessions that may be offered by NS Power in further negotiations with the Company, it is necessary pursuant to its fiduciary duties that the directors reconsider the Company's commitment under the Merger Agreement as a result of such Alternative Proposal.

	The Merger Agreement may be terminated under certain circumstances, including: (i) by mutual written agreement of the Boards of Directors of the Company and NS Power; (ii) by either the Company or NS Power if the Merger has not been effected on or before June 29, 2001 (the "Initial Termination Date"), provided, that if all conditions to closing are satisfied except for the receipt of governmental approvals, the Initial Termination Date will be extended to December 29, 2001; (iii) by either the Company or NS Power if the Company shareholders' approval of the Merger has not been obtained at a Company Special Meeting (as defined in the Merger Agreement), or any adjournments thereof; and (iv) by either the Company or NS Power if any law, order, rule or regulation is adopted or issued which effectively prohibits the Merger, or any final order, judgment or decree of a court permanently restrains, enjoins or prohibits the Merger. In addition, the Company may terminate the Merger Agreement: (i) under certain circumstances, in order to accept an Alternative Proposal (subject to the limitations and procedures described above and to payment of the termination fee described below); or
(ii) if there has been a breach of NS Power's representations and warranties that would or would reasonably be expected to result in a material adverse effect on NS Power or a material breach by NS Power of its agreements or covenants under the Merger Agreement and any such breach or failure has not been cured. NS Power may terminate the Merger Agreement if: (i) the Board of Directors of the Company withdraws or modifies its approval or recommendation of the Merger Agreement in any manner adverse to NS Power; (ii) the Board of Directors of the Company approves or recommends an Alternative Proposal; or
(iii) there has been a material breach of the Company's representations and warranties that would or would reasonably be expected to result in a material adverse effect on the Company or a material breach by the Company of its agreements or covenants under the Merger Agreement and any such breach or failure has not been cured.

	The Company will pay NS Power a termination fee of $9.0 million plus up to $1.5 million for reimbursement of documented out-of-pocket expenses: (i) if the Company terminates the Merger Agreement, as described above, because the Company became the target of a third party Alternative Proposal, and the Board of Directors of the Company determined in good faith and based upon the advice of outside counsel with respect to its fiduciary duties that termination was necessary for the Board of Directors to act consistently with its fiduciary duties to shareholders under applicable law; or (ii) if, at a time when an Alternative Proposal is pending, the Merger Agreement is terminated (A) by NS Power because the Company shareholders' approval of the Merger was not obtained, (B) by NS Power on account of the Board of Directors of the Company withdrawing or modifying its approval or recommendation of the Merger Agreement in a manner adverse to NS Power, or approving or recommending an Alternative Proposal, or (C) by the Company on account of the Merger not becoming effective by the Initial Termination Date or any extension thereof as permitted under the Merger Agreement, provided, that in the case of (ii)(A), (B) or (C), the Company enters into a definitive agreement with respect to such Alternative Proposal within one (1) year of such termination.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     The following exhibits are filed as part of this report:

2.1 Agreement and Plan of Merger, dated as of June 29, 2000, by and among Bangor Hydro-Electric Company and NS Power Holdings Incorporated.

99.1    Press Release dated June 30, 2000.


                       				 SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2000

                          					  BANGOR HYDRO-ELECTRIC COMPANY


                         					  By: /s/ Frederick S. Samp
                                   _________________________
					                               Frederick S. Samp
         					                      Vice President-Finance & Law and
					                               Chief Financial Officer



                    			  EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
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2.1     Agreement and Plan of Merger, dated as of June 29, 2000, by and among
       	Bangor Hydro-Electric Company and NS Power Holdings Incorporated.

99.1    Press Release dated June 30, 2000.